Pursuant to Rule 433
                                                          File No. 333-143751-13


The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). Before you invest, you should read the prospectus and any prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519; Attention: Paul Tedeschi.

                                                THE SERIES 2008-AR2 CERTIFICATES


                Initial       Pass-
               Principal     Through
Class         Balance(1)      Rate          Principal Types                      Interest Types                            CUSIP
------------------------------------------------------------------------------------------------------------------------------------
    Offered Certificates

Class A-1    $175,893,000      (2)   Super Senior, Pass-Through             Floating Rate                               94985U AA3
Class A-2     $35,068,000      (3)   Super Senior Support, Pass-Through     Variable Rate                               94985U AB1
Class A-IO            (4)      (5)   Senior, Notional Amount                Inverse Floating Rate, Interest Only        94985U AC9
Class A-R            $100      (3)   Senior, Sequential Pay                 Variable Rate                               94985U AD7
Class B-1      $3,188,000      (3)   Subordinated                           Variable Rate                               94985U AE5
Class B-2      $1,869,000      (3)   Subordinated                           Variable Rate                               94985U AF2
Class B-3        $769,000      (3)   Subordinated                           Variable Rate                               94985U AG0

  Non-Offered Certificates

Class B-4      $1,319,000      (3)   Subordinated                           Variable Rate                               94985U AH8
Class B-5        $440,000      (3)   Subordinated                           Variable Rate                               94985U AJ4
Class B-6      $1,319,852      (3)   Subordinated                           Variable Rate                               94985U AK1

-----------------------------------------
(1)  Approximate. The initial principal balances are subject to adjustment.
(2) The following table describes the methodology for determining the pass-through rate for the class of floating rate certificates.


                     Initial Pass-                 Pass-Through                Minimum                 Maximum
  Class              Through Rate                  Rate Formula           Pass-Through Rate       Pass-Through Rate
-----------------------------------------------------------------------------------------------------------------------------
Class A-1*              3.811%                    LIBOR + 0.700%                0.700%             adjusted net WAC
                                                                                                 of the mortgage loans

     *In addition, under certain circumstances, the Class A-1 Certificates are entitled to amounts received under a yield maintenance agreement.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in March 2008, this rate is expected to be approximately 6.404% per annum.
(4) The Class A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $175,893,000.
(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the excess, if any, of (i) the adjusted net WAC of the mortgage loans over (ii) the pass-through rate for the Class A-1 Certificates. For the initial distribution date in March 2008, this rate is expected to be approximately 2.814% per annum. In addition, under certain circumstances, the Class A-IO Certificates are entitled to amounts received under a yield maintenance agreement.

     Allocation of Amount to be Distributed on the Class A Certificates

     On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

     first, to the Class A-R Certificates; and

     second, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata.